Exhibit 10.4

HELIX TCS, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of May 17, 2017, by and among Helix TCS, Inc., a Delaware corporation (the “Company”), those certain holders of the Company’s common stock listed on Exhibit A attached hereto (the “Key Holders”) and the persons and entities listed on Exhibit B attached hereto (the “Investors”, together with the Key Holders, the “Stockholders”).

Recitals

WHEREAS, the Key Holders are the beneficial holders of shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”); and

Whereas, certain of the Key Holders hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred”); and

WHEREAS, one of the Investors, RSF4, LLC, a Delaware limited liability company (“Rose Capital”), concurrent with the execution of this Agreement, is purchasing shares of the Company’s Series B Preferred Stock (the “Series B Preferred”, together with the Series A Preferred, the “Preferred”), pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), by and among the Company and Rose Capital; and

WHEREAS, the Company, the Key Holders and Rose Capital desire to enter into this agreement to, among other things, designate the composition of the Board of Directors of the Company (the “Board”) following the consummation of the transactions contemplated by the Purchase Agreement, in accordance with the terms of this Agreement.

Agreement

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Voting.

1.1         Key Holder Shares; Investor Shares.

(a)          The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (collectively, the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.

(b)          The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of the Common Stock now held or issuable upon conversion of the Preferred) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (collectively, the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

1.2         Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

1.3         Board Size. At all regular or special meetings of the stockholders of the Company following the date hereof, each of the Company, the Key Holders and the Investors shall take all actions necessary to cause (including by voting all of the respective Key Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company)) the size of the Board to be (2) directors (each a “Director” and, collectively, the “Directors”); provided that if majority of the Series B Preferred elect to designate a Series B Director in accordance with Section 1.4(a), then each of the Company, the Key Holders and the Investors shall cause (including by vote or pursuant to an action by written consent of the holders of capital stock of the Company) the size of the Board to be increased to three (3) directors.

1.4         Election of Directors. On all matters relating to the election of the Directors, the Key Holders and the Investors agree to vote all Key Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Board as follows:

(a)          At each election of the Directors the Key Holders and the Investors shall vote all of their respective Key Holder Shares and Investor Shares so as to elect one (1) representative of the Series B Preferred designated in writing by the holders of a majority of the Series B Preferred (the “Series B Director”). Any vote taken to remove any Director elected pursuant to this Section 1.4(a), or to fill any vacancy created by the resignation, removal or death of a Director elected pursuant to this Section 1.4(a), shall also be subject to the provisions of this Section 1.4(a);

(b)          At each election of the Directors in which the holders of Common Stock and the Preferred, voting together as a single class, are entitled to elect the Directors, the Key Holders and the Investors shall vote all of their respective Key Holder Shares and Investor Shares so as to elect: (i) the individual then-serving as the Chief Executive Officer of the Company, which individual shall initially be Zachary L. Venegas; and (ii) one (1) director designated by the holders of a majority of the shares of the Series A Preferred, who shall initially be Paul Hodges. Any vote taken to remove any Director elected pursuant to this Section 1.4(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.4(b), shall also be subject to the provisions of this Section 1.4(b).

1.5         No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

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1.6         Legend.

(a)          Each certificate representing Key Holder Shares and Investor Shares shall be stamped or otherwise imprinted with the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)          During the term of this Agreement, the Company shall not remove, and shall not permit to be removed (upon registration of transfer, re-issuance of otherwise), the Legend from any such certificate and shall place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend. The Key Holders and the Investors agree that the Company shall instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the Legend to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The Legend shall be removed upon termination of this Agreement.

1.7         Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Investor, as applicable.

1.8         Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement, each Key Holder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares and the Investor Shares, respectively.

1.9         No “Bad Actor” Disqualification. Each party to this Agreement represents and warrants that:

(a)          neither it nor, to its knowledge, any beneficial owner of twenty percent (20%) of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such party (“Beneficial Owner”) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Company and the other parties to this Agreement (“Disqualification Events”);

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(b)          to the extent such party has rights to appoint a Director pursuant to Section 1.4 , it has exercised reasonable care to determine whether any such Director designee of such party designated under Section 1.4 (each a “Designee”) is subject to any Disqualification Event;

(c)          it has provided the Company and the other parties to this Agreement with any and all information reasonably requested by the Company to determine, in the exercise of reasonable care, whether any such Designee is subject to any Disqualification Event;

(d)          to its knowledge, any information furnished to the Company or the other parties to this Agreement with respect to the potential applicability of Disqualification Events to any such Designee is true, correct and complete; and

(e)          to its knowledge, no Designee chosen by it is subject to a Disqualification Event.

1.10      Affiliates. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (each a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners of or shares the same management company with such Person.

2.	DRAG-ALONG RIGHT.

2.1         Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Series B Designation. “Charter” means, collectively, the Company’s Certificate of Incorporation filed with the Secretary of the State of Delaware on March 13, 2014, an may be amended or restated from time to time, including, as first amended on May 6, 2014 (in order to correct a misspelling), as further amended on May 6, 2014, as further amended on October 14, 2015, as further amended on December 28, 2015 pursuant to an amendment which included the Certificate of Designation of Rights and Privileges of Class A Preferred Convertible Super Majority Voting Stock, and further amended on May 15, 2017 pursuant to an amendment which included the Certificate of Designations, Preferences and Rights of Series B Preferred Stock, $.001 Par Value Per Share (the “Series B Designation”).

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2.2         Actions to be Taken. In the event that the Board and the holders of more than (i) fifty percent (50%) of the Series A Preferred, and (ii) fifty percent (50%) of the Series B Preferred, each voting separately as a separate class on an as-converted to Common Stock basis (the “Selling Stockholders”), approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then each Stockholder hereby agrees:

(a)          if such transaction requires stockholder approval, with respect to all shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)          if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Stockholders to the Person to whom the Selling Stockholders propose to sell their shares, and, except as permitted in Section 2.3 below, on the same terms and conditions as the Selling Stockholders;

(c)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Stockholders in order to carry out the terms and provision of this Section 2, including without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)          not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company; and

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company.

2.3         Exceptions. Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 2.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)          any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

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(b)          the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale;

(c)          the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in accordance with such Stockholder’s relative stock ownership of the Company; provided that if Preferred Shares are sold (i.e., are not converted to Common Stock), then indemnification shall be made in reverse order of the liquidation waterfall established pursuant to the Charter as in effect as of the Closing of the Sale;

(d)          the liability, if any, of such Stockholder in the Proposed Sale shall be limited to the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale;

(e)          upon the consummation of the Proposed Sale, (i) each holder of the Preferred and each holder of the Common Stock will receive the same form of consideration for their shares of Preferred or Common Stock, as the case may be, (ii) each holder of a series of Preferred will receive the same amount of consideration per share of such series of Preferred as is received by other holders in respect of their shares of such same series (iii) each holder of the Common Stock will receive the same amount of consideration per share of the Common Stock, and (iv) unless the holders of at least a majority of the Preferred elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred and the Common Stock shall be allocated among the holders of the Preferred and the Common Stock on the basis of the relative liquidation preferences to which the holders of the Preferred and the holders of the Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Charter, as in effect immediately prior to the Proposed Sale;

(f)          subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Common Stock and the Preferred, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; and

(g)         such Stockholder shall not be required to enter into any restrictive covenants in respect of such Sale, including any non-competition and/or non-solicitation covenants, other than customary confidentiality covenants.

2.4         Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of the Preferred are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Charter, as in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Preferred elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

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3.	Termination.

3.1         This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)          immediately following the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;

(b)          ten (10) years from the date of this Agreement;

(c)          the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided, however, that this Section 3.1(c) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company; or

(d)          the date upon which the parties hereto terminate this Agreement by written consent of the Company, a majority in interest of the Investors and a majority in interest of the Key Holders.

4.	Miscellaneous.

4.1         Ownership. Each Key Holder represents and warrants to the Investors and the Company that (a) such Key Holder now owns the Key Holder Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

4.2         Further Action. If and whenever the Key Holder Shares are sold, the Key Holders or the personal representative of the Key Holders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Key Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

4.3         Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

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4.4         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington County and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

4.5         Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (i) the Company, (ii) holders of a majority of shares held by the Investors, and (iii) holders of a majority of shares held by the Key Holders; provided, however, that the consent of the Key Holders shall not be required for any amendment or waiver that does not apply to the Key Holders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party, provided, however, that notwithstanding the foregoing, Section 1.4(a) of this Agreement may not be amended or waived without the written consent of a majority in interest of the holders of the Series B Preferred. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Stockholder that has entered into this Agreement. Each Stockholder acknowledges that by the operation of this paragraph, the holders of a majority of the shares held by the Key Holders and the holders of a majority of the shares held by the Investors will have the right and power to diminish or eliminate all rights of such Stockholder under this Agreement, except for those rights set forth in Section 1.4(a).

4.6         Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.7         Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

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4.8         Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.

4.9         Addition of Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of the Preferred, any purchaser of such shares of the Preferred shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

4.10       Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.11       Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

4.12       Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.13       Entire Agreement. This Agreement, together with (i) that certain Investor Rights Agreement by and among the Company and the Investors dated as of the date hereof, that certain (ii) Right of First Refusal and Co-Sale Agreement by and among the Company, the Key Holders and the Investors dated as of the date hereof, and (iii) only as to the New Investors, that certain Series B Preferred Stock Purchase Agreement, of even date herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

4.14       Aggregation of Stock. All shares of the Preferred held or acquired by affiliated entities or persons, or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.15       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures or via .pdf signature.

Signatures on the Following Pages

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The parties hereto have executed this Voting Agreement as of the date first above written.

THE COMPANY:

Helix TCS, Inc.

By:
Name:	Zachary L. Venegas
Its:	Chief Executive Officer

KEY HOLDERS:

Helix Opportunities, LLC

By:
Name:	Zachary L. Venegas
Its:	Chief Executive Officer

ROSE CAPITAL:

RSF4, LLC

By:

By:
Name:
Title:

By:
Name:
Title: